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                                                                   EXHIBIT 4(ff)

                        RESTATED CERTIFICATE OF TRUST OF
                             WELLS FARGO CAPITAL I

          THIS Restated Certificate of Trust of Wells Fargo Capital I (the "Trust"), dated as of November 20, 1996, is being duly executed and filed by the undersigned, as trustee, to restate the original Certificate of Trust of the Trust, which was filed on October 30, 1996, with the Secretary of State of the State of Delaware under the Delaware Business Trust Act (12 Del. C. (S) 3801, et
                                                            -------           --
seq.).
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          The Certificate of Trust is hereby restated in its entirety to read as follows:

          1.   Name.  The name of the business trust is Wells Fargo Capital I.
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          2.   Delaware Trustee.  The name and business address of the trustee
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of the Trust with a principal place of business in the State of Delaware are
First Chicago Delaware Inc., 300 King Street, Wilmington, Delaware 19801.

          3.   Effective Date.  This Restated Certificate of Trust shall be
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effective upon filing with the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.


                              FIRST CHICAGO DELAWARE INC.,
                              not in its individual capacity,
                              but solely as trustee


                              By: /s/ Steven M. Wagner
                                 --------------------------------------------
                                  Name: Steven M. Wagner
                                  Title:  Vice President